UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MITEK SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	87-0418827
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8911 Balboa Ave., Suite B San Diego, California 92123
(Address of Principal Executive Offices)

Mitek Systems, Inc. Amended and Restated Director Restricted Stock Unit Plan
(Full title of the plan)

James B. DeBello President and Chief Executive Officer Mitek Systems, Inc. 8911 Balboa Ave. Suite B San Diego, CA 92123 (858) 503-7819
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Robert G. Copeland, Esq. Sheppard, Mullin, Richter & Hampton LLP 501 W. Broadway, 19th Floor San Diego, CA 92101 (619) 338-6612

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee
Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)		Proposed maximum aggregate offering price		Amount of Registration fee
Common Stock, $0.001 par value	1,000,000 shares	$5.26	(2)	$5,260,000	(2)	$610.69
(1)
Pursuant to Rules 416 and 457 under the Securities Act of 1933, the amount registered hereunder includes an indeterminate number of shares that may be issued in accordance with the provisions of the Amended and Restated Director Restricted Stock Unit Plan in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The offering price per share and aggregate offering price are derived from the average of the high and low prices of registrant's common stock on March 11, 2011, as reported on the OTC Bulletin Board.

EXPLANATORY NOTES

This registration statement on Form S-8 is filed by Mitek Systems, Inc., a Delaware corporation (the "Registrant" or "Company"), relating to up to 1,000,000 shares of the Company's common stock, par value $0.001 per share, issuable to directors of the Company under the Mitek Systems, Inc. Amended and Restated Director Restricted Stock Unit Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428, as promulgated under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents and information previously filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

The Registrant's (i) Annual Report on Form 10-K for the fiscal year ended September 30, 2010, filed on November 16, 2010; (ii) Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, filed on February 14, 2011; (iii) Current Report on Form 8-K filed on February 11, 2011; (iv) Current Report on Form 8-K filed on March 1, 2011; and Current Report on Form 8-K filed on March 14, 2011.

The description of the Company's common stock contained in the Company's registration statement on Form SB-2 filed under the Securities Act on July 9, 1996, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the filing date of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company's certificate of incorporation eliminates the personal liability of the directors of the Company for monetary damages for breach of fiduciary duties as a director of the Company except: (i) for any breach of the directors' duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful dividends or distributions; or (iv) for any transaction from which the director derived an improper personal benefit.

The Company's bylaws permit the Company to indemnify its directors, officers, employees and agents to the maximum extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 provides that a director, officer, employer, or agent of the Company who was or is a party or is threatened to be made a party to any threatened, action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss actually and reasonably incurred or suffered by such person if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred in connection therewith.

If such a proceeding is brought by or on behalf of the Company (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its stockholders. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

Where any such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless ordered by a court), indemnification is made by the Company upon determination by it that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct.

The Company may advance expenses incurred in defending a proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification.

The indemnification rights provided in Section 145 of the Delaware General Corporation Law are not exclusive of additional rights to indemnification for breach of duty to the Company and its stockholders to the extent additional rights are authorized in the Company's certificate of incorporation and are not exclusive of any other rights to indemnification under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her office and as to action in another capacity while holding such office.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company *
4.2	Bylaws of the Company *
4.3	Mitek Systems, Inc. Amended and Restated Director Restricted Stock Unit Plan
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of Mayer Hoffman McCann, P.C.
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP is contained in Exhibit 5.1 to this registration statement
24.1	Power of Attorney is contained on the signature page of this registration statement

*	Incorporated by reference to the exhibits to the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 1987.

Item 9. Undertakings.

(a)           Rule 415 offering.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs 1(a)(i) and 1(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Request for acceleration of effective date or filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on March 14, 2011.

MITEK SYSTEMS, INC.

By:	/s/ James B. DeBello
James B. DeBello,
President, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James B. DeBello and John M. Thornton, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/s/ John M. Thornton	Chairman of the Board of Directors	March 14, 2011
John M. Thornton

/s/ James B. DeBello	President, Chief Executive Officer, Chief Financial Officer	March 14, 2011
James B. DeBello	and Director (principal executive officer and principal financial officer)

/s/ Vinton Cunningham	Director	March 14, 2011
Vinton Cunningham

/s/ Gerald I. Farmer	Director	March 14, 2011
Gerald I. Farmer

/s/ Sally B. Thornton	Director	March 14, 2011
Sally B. Thornton

/s/ William P. Tudor	Director	March 14, 2011
William P. Tudor

/s/ Alex W. Hart	Director	March 14, 2011
Alex W. Hart

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company *
4.2	Bylaws of the Company *
4.3	Mitek Systems, Inc. Amended and Restated Director Restricted Stock Unit Plan
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of Mayer Hoffman McCann, P.C.
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP is contained in Exhibit 5.1 to this registration statement
24.1	Power of Attorney is contained on the signature page of this registration statement

*	Incorporated by reference to the exhibits to the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 1987.